Exhibit 99.2

Third-Quarter 2007 Results—Supplemental Information

A)	Oilfield Services

Q1)	What was the Oilfield Services pretax return on sales for the quarter?

The Oilfield Services pretax return on sales for the third quarter of 2007 was 29.4% versus 30.4% in the second quarter of 2007.

Q2)	What is the capex guidance for 2007?

Oilfield Services capex is expected to approach $2.6 billion for the full year 2007, an increase of 24% over 2006.

B)	WesternGeco

Q3)	What was the dollar amount of multiclient surveys capitalized in the third quarter of 2007?

WesternGeco capitalized $72 million of multiclient surveys in the third quarter.

Q4)	What multiclient sales were made in the third quarter of 2007?

Multiclient sales, including transfer fees, were $184 million in the third quarter of 2007.

Q5)	What is the capex guidance for 2007?

WesternGeco capex is expected to reach $390 million in 2007—excluding $265 million of significantly pre-funded multiclient surveys—versus $347 million and $180 million respectively in 2006.

Q6)	What was WesternGeco backlog at the end of the third quarter?

WesternGeco backlog was $1.2 billion at the end of the third quarter.

1/4

C)	Schlumberger Limited

Q7)	What were the Schlumberger pretax and after-tax returns-on-sales for the third quarter of 2007?

The pretax return on sales was 28.9% for the third quarter—versus 28.7% in the second quarter.

The after-tax return on sales was 22.8% for the third quarter compared to 22.3% in the second quarter.

Q8)	What was stock-based compensation expense for the third quarter of 2007? What is it estimated to be in 2007?

The stock-based compensation expense for the third quarter was $32 million, or $0.03 per share.

Total stock-based compensation expense in 2007 is currently estimated to be approximately $135 million, or $0.11 per share.

Q9)	What was the Schlumberger net debt† at the end of the quarter?

Net debt was $1.7 billion as at September 30, 2007, in comparison to $2.1 billion at the end of the second quarter.

Significant liquidity events during the third quarter included $293 million for the Schlumberger stock repurchase program, US pension funding of $150 million, proceeds related to employee stock option plans of $117 million and $791 million of capital expenditures.

†Net debt represents gross debt less cash, short-term investments and fixed-income investments, held to maturity.

Q10)	What is included in “Interest and Other Income”?

“Interest and Other Income” for the third quarter of 2007 consisted of the following:

(in millions)
Interest Income	$44
Equity in net earnings of affiliated companies	64

$108

Q11)	How did interest income and interest expense change during the quarter?

Interest income of $44 million increased $9 million sequentially. Interest expense of $69 million increased $2 million sequentially.

2/4

Q12)	Why is there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas?

The difference of $19 million in the quarter arises from Oilfield Services headquarters projects and costs, together with Oilfield Services consolidation eliminations.

Q13)	Why is there a difference between the Schlumberger pretax income before interest, and the pretax income of the two business segments?

The $78 million pretax difference during the quarter included such items as corporate expenses, amortization of certain identifiable intangibles, interest on postretirement medical benefits and stock-based compensation costs.

Q14)	How does Schlumberger compute basic and diluted EPS?

Basic earnings-per-share are calculated by dividing net income by the weighted average number of common shares outstanding during the period.

Diluted earnings per share is calculated by first adding back to net income the interest expense on the Schlumberger convertible debentures and then dividing this adjusted net income by the sum of (i) unvested restricted stock units; and (ii) the weighted average number of common shares outstanding assuming dilution. The weighted average number of common shares outstanding assuming dilution assumes (a) that all stock options which are in the money are exercised at the beginning of the period and that the proceeds are used by Schlumberger to repurchase its shares at the average market price for the period, and (b) the conversion of the convertible debentures.

If the impact of adding the interest expense on the convertible debentures back to net income and including the shares from the assumed conversion of the convertible debentures has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible debentures are excluded from the calculation. The shares issuable upon the potential conversion of the convertible debentures at September 30, 2007 were approximately 25 million, and the interest expense on the convertible debentures was $5.2 million for the third quarter.

Q15)	What was the effective tax rate (ETR) for the quarter?

The effective tax rate in the third quarter of 2007 was 20.8% compared to 22.3% in the prior quarter. This decrease is almost entirely attributable to the geographic mix of earnings in both Oilfield Services and WesternGeco as North America represented a greater proportion of Schlumberger pretax earnings in the second quarter as compared to the third quarter.

3/4

The fourth quarter ETR is expected to be slightly higher than the current quarter level and will continue to be impacted by the geographic mix of earnings.

This document, the third-quarter 2007 earnings release and other statements we make contain forward-looking statements within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; operating margins; operating and capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger customers; stock-based compensation expense; the Schlumberger stock repurchase program; the Schlumberger effective tax rate; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; and other factors detailed in our third-quarter 2007 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

4/4